Exhibit 10.2

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

January 27, 2012

Online Resources Corporation

4795 Meadow Wood Lane

Suite 300

Chantilly, VA 20151

Attention:	Joseph L. Cowan, President and Chief Executive Officer Donald W. Layden, Jr., Director and Chair, Corporate Finance Committee

Dear Joe:

This letter agreement (this “Agreement”) will confirm the understanding and agreement between Barclays Capital Inc. (“Barclays Capital”) and Online Resources Corporation (the “Company”) and its board of directors (the “Board of Directors”) as provided below. The terms of this Agreement shall apply to all services provided by Barclays Capital to the Company in connection with the proposed Recapitalization (as defined below) from and after the date hereof.

1.	The Company hereby engages Barclays Capital on an exclusive basis (except to the extent otherwise provided herein) for the purpose of providing financial advisory services to the Company with respect to strategic and financial alternatives available to the Company solely in connection with the proposed Recapitalization. The Company acknowledges and agrees that it shall be liable for all obligations and responsibilities of the Company hereunder.

2.	Barclays Capital hereby accepts the engagement described in paragraph 1 and, in that connection, agrees to:

(a)	provide general business and financial analyses of the Company, including a review, from a financial point of view, of the Company’s current business plan and financial projections;

(b)	evaluate, from a financial point of view, the current capitalization of the Company and its requirements for liquidity based on the Company’s business plan;

(c)	assist the Company in analyzing and evaluating various strategic and financial alternatives available to the Company, including but not limited to a Recapitalization and, subject to paragraph 5 below, if requested by the Company, assisting the Company in identifying and negotiating the terms of any financing in respect of a Recapitalization;

(d)	assist the Company in analyzing and evaluating the Company’s capacity for various financial alternatives, including the impact of such financings on the Company’s viability and ability to execute on its business plan;

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(e)	if requested by the Company, assist the Company in negotiations with and related strategy concerning potential parties of interest, including current or prospective creditors, equity holders or other claimants against the Company, in respect of a Recapitalization; and

(f)	if requested by the Board of Directors, provide an opinion (the “Opinion”) from a financial point of view, as to the commercial reasonableness of any Recapitalization the Company may enter into. The nature and scope of the investigation, as well as the form and substance of the Opinion, including any assumptions, shall be as Barclays Capital considers appropriate in its sole discretion. Any Opinion relating to any Recapitalization shall not address the Company’s underlying business decision to proceed with or affect such Recapitalization.

3.	For purposes of this Agreement:

(a)	A ‘‘Recapitalization” shall mean any transaction or series or combination of related transactions, whereby, directly or indirectly, any payment or distribution of cash, securities or other property is made by the Company to the holders of the outstanding shares of the Company’s Series A-l Convertible Preferred Stock (the “Preferred Stock”), in each case, in connection with a repurchase, repayment, redemption, exchange or restructuring of the Preferred Stock, including, without limitation, by means of (i) any dividends or other distributions on the Preferred Stock, other than normal cash dividends paid out of current earnings from continuing operations or repayment, (ii) any repurchases, repayments, or redemptions of, or any exchanges of other securities or indebtedness of the Company or any of its affiliates for any shares of the Preferred Stock, including, without limitation, any repurchase, redemption, restructuring, amendment of the Preferred Stock, or payment to holders of the Preferred Stock, whether before, on or after the redemption date or put date or any extensions or other material modifications to the terms of such Preferred Stock, or (iii) any other similar transaction involving a material change in the liabilities, capital structure or ownership of the Company effected in connection with a repurchase, amendment, repayment, redemption, exchange or restructuring of the Preferred Stock. Any of the foregoing may be accomplished by means of, without limitation, a solicitation of waivers or consents, amendments, exchange offers involving cash or new securities or debt instruments issuable in respect of the Preferred Stock (in whole or in part), tender offers for the Preferred Stock (in whole or in part), the issuance of new securities or debt instruments, the proceeds of which would be used to redeem or repay the Preferred Stock (in whole or in part), the raising of new debt or equity capital, the proceeds of which would be used to repay or redeem the Preferred Stock (in whole or in part), renegotiation of existing debt or equity capital or any other similar transactions, in each case, in connection with the repurchase, repayment, redemption, exchange or restructuring (in whole or in part) of the Preferred Stock. A Recapitalization shall not include the Company:

(w) paying a scheduled principal amortization or interest payment (including, without limitation, at scheduled final maturity) in the ordinary course of business and not in connection with any refinancing, restructuring or capital raise relating to the repurchase, repayment, redemption, exchange, amendment or restructuring of the Preferred Stock;

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(x) redeeming all or any part of the Preferred Stock on or from time to time after July 3, 2013 using then available cash or drawing on existing credit facilities unless (A) the Company raises debt (pursuant to new credit facilities or an amendment or modification of then existing credit facilities) or equity (the proceeds of which shall be used in whole or in part for such redemption) during the nine months preceding the date of such redemption and/or (B) the holders of the Preferred Stock shall amend, modify or consent to any change in any of the terms of the Preferred Stock in any manner or shall provide a waiver of any of the terms of the Preferred Stock other than solely to permit such redemption to occur at such time and/or to extend the final maturity date of an existing credit facility;

(y) redeeming shares of the Preferred Stock at the Series A-l Preference Amount (as defined in the Certificate of Designation for the Preferred Stock) with the proceeds of a Company Sale, or;

(z) engaging in any transaction that qualifies as a Company Sale (as defined below). For the purposes of clarity, a transaction that qualifies as a Company Sale shall not constitute or be construed as a Recapitalization.

(b)	A “Company Sale” shall mean any transaction or series or combination of related transactions, other than in the ordinary course of business, whereby, directly or indirectly, a material interest in the Company or a material amount of its assets is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer (other than a tender or exchange offer made with respect to the Preferred Stock), a leveraged buy-out, a minority investment, a spin-off or a split-off, the formation of a joint venture or partnership, or any similar transaction.

(c)	A “Transaction” shall mean each or any of a Recapitalization or a Company Sale.

4.	As compensation for the services rendered by Barclays Capital hereunder, the Company agrees as follows:

(a)

The Company shall pay Barclays Capital a monthly retainer fee, payable in cash (by wire transfer of immediately available funds to the account designated by Barclays Capital), beginning January 27, 2012 (the effective date of this Agreement and Barclays Capital’s engagement hereunder) and thereafter on the 27th calendar day of each succeeding month during the term of this Agreement. The monthly retainer fee shall be $150,000 for each of the first two (2) months during the term of this agreement, and $100,000 for each month thereafter; provided, however that at any time following payment of the second monthly fee, the Company will have the option to suspend payment of the monthly retainer fee to Barclays Capital in the event the Company decides that Barclays Capital should suspend providing the services provided for under this Agreement to the Company. The Company shall have the option to suspend payment of the monthly retainer fee one (1) time (in the discretion of the Company) during the duration of this Agreement. In the event the Company decides to suspend payment of the monthly retainer fee to Barclays Capital, the

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Company agrees to provide Barclays Capital with 10 days’ advance notice of such suspension and Barclays Capital shall have no obligation to perform any services during the period of suspension. Thereafter, the Company may re-engage Barclays Capital at any time prior to the expiration of the Recapitalization Period (as defined below) by giving prior written notice of such re-engagement. Upon re-engaging Barclays Capital, the monthly retainer fee shall be pro-rated for the number of days remaining before the close of the billing period on the 27th calendar day of the month in which it is re-engaged and thereafter shall be payable monthly as set forth above. Any monthly fees actually paid to Barclays Capital pursuant to this subparagraph 4(a) in excess of $200,000 shall be fully creditable once against the Recapitalization Fee (as defined below).

(b)	If, (x) during the term of Barclays Capital’s engagement hereunder or (y) if Barclays Capital shall have been terminated by the Company, at any time prior to July 3, 2013 (subject to extension as set forth below) (inclusive of such extension, the “Recapitalization Period”), a Recapitalization is consummated, the Company shall pay Barclays Capital a recapitalization fee (the “Recapitalization Fee”) equal to the greater of (x) $1,500,000 and (y) 1.50% of the face amount of Preferred Stock involved in such Recapitalization, payable in cash upon the closing of such Recapitalization. Notwithstanding the foregoing, in the event that during the term of this engagement or during the Recapitalization Period a Recapitalization shall be consummated with respect to which the holder(s) of the Preferred Stock elect to exercise their redemption rights with respect to less than the full face value of the Preferred Stock without amending or modifying the terms of the Preferred Stock (in any way) or providing any consents or waivers in connection therewith other than any amendment, consent or waiver solely permitting the partial redemption itself (each a “Partial Recapitalization”), Barclays shall be entitled to a fee of 1.5% of the face value of the Preferred Stock actually redeemed (subject to any credits hereunder) (such fee is a “Partial Recapitalization Fee”) and shall not be entitled to the Recapitalization Fee set forth in the immediately preceding sentence above unless a subsequent Recapitalization shall be consummated during the term of this engagement or during the Recapitalization Period). In the event more than one Partial Recapitalization is consummated during the Recapitalization Term, Barclays Capital shall be entitled to the Partial Recapitalization Fee for each such Partial Recapitalization, Further, notwithstanding the foregoing, in no event shall the aggregate fees actually payable to Barclays Capital (after giving effect to any crediting provided for hereunder) under Sections 4(a), (b), and (c) exceed $2,000,000. For the avoidance of any doubt, the face value of the Preferred Stock shall be defined as the carrying value as reported on the Company’s most recent consolidated balance sheet as of the date of any Recapitalization1. Notwithstanding anything herein to the contrary, if a Recapitalization is consummated after the expiration of the Recapitalization Period but, Barclays Capital advised the Company in accordance with this engagement letter in negotiations or other

[1]

The Company’s Series A-l Preferred Stock is carried at its fair value at inception adjusted for accretion of unpaid dividends and interest accruing thereon, the 115% redemption price, the original lair value of the bifurcated embedded derivative, and the amortized portion of its original issuance costs, which approximates its redemption value. At December 31, 2011 its carrying value was $120.1 million.

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discussions regarding such Recapitalization at any time during the period from January 3, 2013 to July 3, 2013, the Recapitalization Period for all purposes hereunder shall be extended to January 3, 2014, and the Company shall pay Barclays Capital the fee contemplated by this subparagraph 4(b) with respect to a Recapitalization consummated prior to the expiration of the Recapitalization Period (as so extended). Notwithstanding the foregoing, in the event Barclays Capital terminates its engagement hereunder prior to July 3, 2013, the Recapitalization Period will not be so extended. For avoidance of doubt, in the event the Company terminates the engagement of Barclays Capital hereunder prior to or on January 3, 2013, or suspends the payment of monthly fees of Barclays Capital pursuant to subparagraph 4(a) at any time prior to or on January 3, 2013 and does not thereafter re-commence the payment of monthly fees to Barclays Capital pursuant to subparagraph 4(a) at any time during the period from January 4, 2013 to July 3, 2013, or Barclays terminates its engagement hereunder at any time prior to January 3, 2013, then the Recapitalization Period shall not be so extended. If, however, the Company (x) suspends the payment of monthly fees of Barclays Capital pursuant to subparagraph 4(a) prior to or on January 3, 2013 but re-commences the payment of monthly fees of Barclays Capital at any time during the period from January 4, 2013 to July 3, 2013 pursuant to subparagraph 4(a), (y) suspends the payment of monthly fees of Barclays Capital pursuant to subparagraph 4(a) after January 3, 2013, or (z) does not suspend the payment of monthly fees of Barclays Capital or terminate the engagement of Barclays Capital at any time prior to July 3, 2013, the Recapitalization Period will be extended through January 3, 2014.

(c)	The Company shall pay Barclays Capital an Opinion fee of $500,000 (the “Opinion Fee”), payable in cash upon Barclays Capital providing an Opinion upon the request of the Company. If amounts actually paid by the Company pursuant to subparagraphs 4(a) and 4(b), in the aggregate (and after giving effect to any crediting), are greater than or equal to $2,000,000, then any amounts paid by the Company pursuant to this subparagraph 4(c) shall be fully creditable once against any fees actually payable by the Company pursuant to subparagraphs 4(a) and 4(b). If amounts actually paid by the Company pursuant to subparagraphs 4(a) and 4(b), in the aggregate (and after giving effect to any crediting), are greater than $1,500,000, but less than $2,000,000, then fifty percent (50%) of any amounts actually paid by the Company pursuant to this subparagraph 4(c) shall be creditable once against any fees payable by the Company pursuant to subparagraphs 4(a) and 4(b). If amounts actually paid by the Company pursuant to subparagraphs 4(a) and 4(b), in the aggregate (and after giving effect to any crediting), are less than or equal to $1,500,000, then none of any amounts actually paid by the Company pursuant to this subparagraph 4(c) shall be creditable against any fees actually payable by the Company pursuant to subparagraphs 4(a) and 4(b). Notwithstanding anything to the contrary contained in this Agreement, Barclays Capital shall not be obligated to provide more than a single Opinion hereunder and any additional or subsequent Opinions shall require mutual agreement on agreed terms between the parties.

(d)

If, during the term of Barclays Capital’s engagement hereunder and at the request of the Company, Barclays Capital should be the lead arranger, placement agent or underwriter, on behalf of the Company any debt capital (other than senior secured first lien debt) to

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investors other than holders of the Preferred Stock, the Company shall pay Barclays Capital a debt capital raising fee equal to 1.00% of the of the aggregate gross proceeds received from the issuance, sale or placement of such debt capital, payable in cash upon the closing of such transaction. The Company and Barclays Capital shall mutually agree on when Barclays Capita! shall be deemed to be acting as lead arranger, placement agent or underwriter.

(e)	If, during the term of Barclays Capital’s engagement hereunder and at the request of the Company, Barclays Capital should be the lead arranger, placement agent or underwriter, on behalf of the Company any sale of any equity or equity-linked securities (“Equity Securities”) to investors other than holders of Preferred Stock, the Company shall pay Barclays Capital an equity capital raising fee equal to 6.00% of the aggregate gross proceeds received from the issuance, sale or placement of such Equity Securities (whether sold for cash or in exchange for Securities or goods or services), payable in cash upon the closing of such sale of Equity Securities. If Barclays Capital agrees to such engagement and if such equity financing is, or is consummated in connection with, a Recapitalization, any amounts actually paid by the Company pursuant to this clause (e) will be creditable once against the Recapitalization Fee payable by the Company with respect to such Recapitalization. The Company and Barclays Capital shall mutually agree on when Barclays Capital shall be deemed to be acting as lead arranger, placement agent or underwriter.

(f)	If, during the term of Barclays Capital’s engagement hereunder and at the request of the Company, Barclays Capital should be the lead arranger, placement agent or underwriter, on behalf of the Company any sale of any equity or equity-linked securities to existing stakeholders (including holders of existing common equity or Preferred Stock), the Company shall pay Barclays Capital a rights offering fee equal to 0.25% of the aggregate gross proceeds received from a sale of such equity securities, payable in cash upon the closing of such sale of equity securities. The Company and Barclays Capital shall mutually agree on when Barclays Capital shall be deemed to be acting as lead arranger, placement agent or underwriter.

5.	As further consideration for the services being provided by Barclays Capital under this Agreement, the Company agrees that:

(a)	notwithstanding the above or any oral representations made to the contrary, this Agreement does not constitute a commitment by Barclays Capital or its affiliates to participate, arrange or underwrite any debt or equity financings and any such commitment will exist only upon the execution of a separate, written agreement containing terms and conditions applicable to any such transaction; and

(b)

the Company may elect, at its option, to retain Barclays Capital as exclusive advisor for a Company Sale transaction during the term of Barclays Capital’s engagement hereunder and at any time prior to the expiration of the Recapitalization Period. If Barclays Capital agrees to participate in any such transaction, Barclays Capital shall be paid fees to be mutually agreed upon for its services. Notwithstanding the above or any oral

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representations made to the contrary, this Agreement does not constitute a commitment by Barclays Capital or its affiliates to participate in any such transaction and such a commitment will exist only upon the execution of a separate, written agreement containing terms and conditions applicable to such transaction.

6.	The Company shall reimburse Barclays Capital for its reasonable, out-of-pocket expenses (including, without limitation, professional and legal fees and disbursements) incurred by it in connection with its engagement and the services performed by it hereunder during the term hereof, regardless of whether a Recapitalization is consummated; provided, however, that such reimbursable expenses shall not exceed $100,000 in the aggregate, without the Company’s prior written consent (not to be unreasonably withheld or delayed). All such expenses shall be reimbursed by the Company via wire transfer of funds (to the account designated under Section 4(a) above) within ten (10) business days after the Company’s receipt of Barclays Capital’s written invoice therefor (in each instance). The limitations on reimbursement of expenses in this paragraph 6 shall not apply to the indemnification, contribution and reimbursement provisions of paragraph 11 of this Agreement.

7.	The Company shall make available to Barclays Capital all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company and/or its businesses which Barclays Capital reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate as of the date thereof (in each instance) and not misleading in any material respect, and Barclays Capital shall be entitled to reasonably rely upon the accuracy and completeness of all such information without independent verification. The Company shall promptly notify Barclays Capital regarding any material developments or matters relating to the Company or which may otherwise affect the any Recapitalization contemplated herein which may occur during the term of Barclays Capital’s engagement hereunder.

8.	The parties acknowledge that the Company may refuse to discuss or negotiate any transaction with any party for any reason whatsoever and may terminate negotiations with any party at any time.

9.	The Company agrees that in any press release announcing a Recapitalization or other transaction contemplated by this Agreement, the Company will include in such press release a reference to Barclays Capital’s role as financial advisor to the Company with respect to such transaction. The Company agrees that Barclays Capital has the right following the earlier of such public announcement by the Company or the closing of any transactions contemplated herein to place customary advertisements in financial and other publications at its own expense describing its services to the Company hereunder.

10.

Barclays Capital acknowledges and agrees that its confidentiality and other obligations under the Non-Disclosure and Confidentiality Agreement between Barclays Capital and the Company dated April 5, 2011 (the “April Confidentiality Agreement”) shall apply to its performance under this Agreement. Except as required by applicable law or legal process, any written or oral advice to be provided by Barclays Capital under this Agreement is exclusively for the benefit of the Company (including its Board of Directors, in their capacity as directors and not in any individual capacity), and such advice and the terms of this Agreement shall not be disclosed publicly or made available

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to third parties (other than to the Company’s advisors who have a need to know and have been informed by the Company of the confidential nature of such advice) without the prior written approval of Barclays Capital, and accordingly such advice shall not be relied upon by any person or entity other than the Company (and its Board of Directors, in their capacity as directors and not in any individual capacity). The Company acknowledges that (i) Barclays Capital is not providing any advice on tax, legal, regulatory or accounting matters and that it will seek the advice of its own professional advisors for such matters and make an independent decision regarding any transaction contemplated herein based upon such advice and (ii) the determination of the proper application of United States generally accepted accounting principles or other accounting, tax or regulatory treatment to an actual transaction is the sole responsibility of the Company.

11.	In consideration for the services to be provided by Barclays Capital hereunder, the Company hereby agrees to indemnify and hold harmless each of Barclays Capital, its affiliates and their respective directors, officers, employees, advisors and other representatives (each, an “Indemnified Party”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several (collectively, “Liabilities”), to which an Indemnified Party may become liable, arising out of or otherwise relating to this Agreement and/or services provided by Barclays Capital to the Company pursuant to this Agreement and/or the letter agreement dated May 25, 2011 by and between the Company and Barclays Capital, including, without limitation, in connection with the performance of the Company’s obligations under this Agreement (collectively, the “Indemnity Coverage”), unless a court of competent jurisdiction determines in a final, non-appealable judgment that the Liabilities resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company further agrees to reimburse each Indemnified Party promptly upon request for reasonable all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for the defense of or providing evidence in, any action, claim, suit, proceeding or investigation (each and collectively, an “Action”) arising out of or otherwise relating to the Indemnity Coverage. The Company also agrees that no Indemnified Party shall have any liability of any nature to the Company or any other person asserting any Action on behalf of or in right of the Company, whether arising out of or otherwise relating to the Indemnity Coverage, unless a court of competent jurisdiction determines in a final, non-appealable judgment that such Liabilities resulted from the gross negligence or willful misconduct of such Indemnified Party.

If for any reason the foregoing indemnity or reimbursement is unavailable or insufficient, the Company shall contribute to amounts paid or payable by Barclays Capital and each other Indemnified Party in respect of such Liabilities in such proportion as is appropriate to reflect the relative benefits and relative faults of the Company, on the one hand, and Barclays Capital, on the other hand, along with any other equitable considerations, in connection with the matters to which such Liabilities relate.

The Company agrees that the indemnification, reimbursement and contribution commitments set forth in this paragraph 11 shall apply whether or not any Indemnified Party is a formal party to any such Action and the rights of the Indemnified Parties referred to in this paragraph 11 shall be in addition to any other rights that any Indemnified Party may otherwise have against the Company. The Company agrees that, without Barclays Capital’s prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other

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termination of any Action (each and collectively, a “Settlement”) in respect of which indemnification could be sought hereunder unless (i) such Settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action and does not include any findings of fact or admissions of culpability as to the Indemnified Party and (ii) the parties agree that the terms of such Settlement shall remain confidential. The Company farther agrees that the Indemnified Parties are entitled to retain one separate counsel (in addition to any necessary local counsel) of their choice in connection with any single Action in respect of which indemnification, reimbursement and contribution may be sought hereunder.

12.	Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Barclays Capital hereunder. The Company acknowledges that Barclays Capital has been retained hereunder solely as a financial advisor of the Company with respect to any transactions contemplated hereby and is engaged hereunder as an independent contractor with duties hereunder solely to the Company. The Company further acknowledges that Barclays Capital is not acting as an agent of the Company or in a fiduciary capacity, whether pursuant to a contract or otherwise, with respect to the Company or its stockholders, employees, creditors or any other third party and agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary capacity. The Company agrees that Barclays Capital is not assuming any duties or obligations other than those expressly set forth in this Agreement.

13.	The Company acknowledges and agrees that:

(a)	Barclays Capital is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Barclays Capital or its affiliates will hold long or short positions and trade or otherwise effect transactions for their own account or the account of their customers in debt or equity securities or loans (or any derivatives thereof) of the companies which may be the subject of the transactions contemplated by this Agreement. Additionally, as a full service investment and commercial bank, Barclays Capital and its affiliates may have investment and commercial banking, lending, asset management and other relationships with companies which are or may become involved in the transactions contemplated by this Agreement and/or which may have interests which could potentially conflict with the interests of the Company. Such trading is conducted, of course, with strict informational barriers in place to protect the confidentiality of client information and in strict compliance with applicable securities laws. During the course of Barclays Capital engagement with the Company, Barclays Capital or its affiliates may have in their possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

(b)	Barclays Capital may arrange for all or any of the services to be performed by it hereunder to be performed by any of its respective direct or indirect holding companies and/or any direct or indirect subsidiaries of Barclays Capital or such holding companies.

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14.	The Company and Barclays Capital each represent to the other that there is no other person or entity that is entitled to a finder’s fee, brokerage commission or other payment in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

15.	The term of Barclays Capital’s engagement hereunder shall extend from the date hereof until the earlier of (i) the date such engagement is terminated by either party or (ii) the end of the Recapitalization Period. Subject to the provisions of paragraphs 3 through 17, which shall survive any termination of this Agreement (except for those Company payment and other obligations which by their substance are not intended to survive; provided that, for the avoidance of doubt, (x) payment obligations of the Company with respect to services provided and expenses incurred prior to termination of this Agreement; (y) the Company’s payment obligations under the “tail” provisions of this Agreement, including without limitation, pursuant to paragraphs 4(b), 5(a) and 5(b) of this Agreement; and/or (z) the indemnification, reimbursement and contribution obligations pursuant to paragraph 11 of this Agreement, in each case shall survive such termination). Any notice to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if (a) mailed by prepaid registered mail, (b) sent by nationally recognized overnight courier, or (c) served personally upon the Party for whom it is intended, and in the case of the Company, shall be addressed to its CEO at the Company’s address provided above; and in the case of Barclays Capital, shall be addressed to: Tommaso Zanobini, Barclays Capital, 745 Seventh Avenue, New York, NY 10019. The date of receipt of any notice under this Agreement shall be as follows: (x) if served personally, on the date of delivery thereof; (y) if sent by overnight courier, on the next business day after deposit with such courier; and (z) if mailed, on the third business day after mailing.

16.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

17.

This Agreement and the April Confidentiality Agreement contain the entire understanding of the parties hereto relating to the matters set forth herein and supersedes all prior drafts, correspondences or communications with respect hereto. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principals of conflicts of laws. The Company and Barclays Capital hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the County of New York for any lawsuits, actions or other

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proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Barclays Capital hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Barclays Capital hereunder is expressly and irrevocably waived.

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If the foregoing correctly sets forth the understanding and agreement between Barclays Capital and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first written above.

BARCLAYS CAPITAL INC.

By:
Name:	Mark Shapiro
Title:	Managing Director

By:
Name:	Tommas Zangbini
Title:	Managing Director

AGREED:

ON LINE RESOURCES CORPORATION

By:
Joseph L. Cowan
President and Chief Executive Officer